Exhibit (a)(66)

OFFER TO PURCHASE FOR CASH

ALL ISSUED AND OUTSTANDING COMMON SHARES

of

CASCAL N.V.

at

US$6.75 Net Per Share in Cash

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 8, 2010, UNLESS THE OFFER IS EXTENDED.

June 30, 2010

To Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees:

We have been appointed by Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, to act as Information Agent in connection with Purchaser’s offer to purchase all the issued and outstanding common shares, par value €0.50 per share (the “Shares”), of Cascal N.V., a public limited company organized under the laws of The Netherlands (the “Company”), at US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), upon the terms and subject to the conditions set forth in the Amendment and Supplement to Offer to Purchase dated June 30, 2010 (the “Supplement”), which amends and supplements the Offer to Purchase dated May 21, 2010 (together as amended from time to time, the “Offer to Purchase”) and the related Amended and Restated Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, July 8, 2010 (the “Expiration Date”) unless Purchaser extends (including because it is required to extend) the time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire.

The Offer is conditioned upon at least 80% of the issued and outstanding Shares of the Company on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) being validly tendered and not withdrawn (the “80% Condition”). If at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to provide that Purchaser’s obligation to accept and pay for Shares tendered in the Offer is conditioned on at least 17,868,543 Shares being validly tendered and not withdrawn (the “Minimum Condition”) and (iii) extend the Offer for an additional ten business days. The Offer is also subject to a number of other conditions, which are described under Section 13 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Amendment and Supplement to Offer to Purchase dated June 30, 2010;

2.	Amended and Restated Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	Revised Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date or the expiration of any Subsequent Offering Period (as defined in the Offer to Purchase);

4.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for any Shares which are validly tendered prior to the Expiration Date, or any Subsequent Offering Period, and not theretofore properly withdrawn, when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. Payment for any Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Amended and Restated Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of the Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Amended and Restated Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 8, 2010, UNLESS THE OFFER IS EXTENDED.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of the Shares, and any other required documents, should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered or tendered by book-entry transfer, all in accordance with the Instructions set forth in the Amended and Restated Letter of Transmittal and in the Offer to Purchase.

If holders of the Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

SEMBCORP UTILITIES PTE LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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